Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President Chief Executive Officer	Kevin W. Laudenslager Chief Financial Officer

MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS AND DECLARES DIVIDEND

October 23, 2013 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended September 30, 2013 of $1,400,000, or $0.40 per common share, an increase of 23.0% over the net income available to common shareholders of $1,138,000, or $0.33 per common share, reported during the same period in 2012.  Through the first nine months of 2013, Mid Penn’s net income available to common shareholders was $3,303,000, or $0.95 per common share.  Mid Penn also reported a $45,981,000, or 9.6%, increase in total loans over the same period in 2012.

2013 Financial Highlights
(dollars in thousands, except per share data)

			Change
	09/30/13	09/30/12	$	%

Total Assets	$697,988	$723,504	$(25,516)	-3.5%

Total Loans (net)	522,753	476,772	45,981	9.6%

Total Core Deposits	569,505	569,357	148	0.0%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	09/30/13	09/30/12	$	%	09/30/13	09/30/12	$	%

Net Interest Income	$6,441	$5,770	$671	11.6%	$17,747	$17,470	$277	1.6%

Provision for Loan and Lease Losses	575	150	425	283.3%	1,485	675	810	120.0%

Total Noninterest Income	808	1,057	(249)	-23.6%	2,496	2,726	(230)	-8.4%

Total Noninterest Expense	4,746	5,082	(336)	-6.6%	14,395	14,767	(372)	-2.5%

Net Income Available to Common Shareholders	1,400	1,138	262	23.0%	3,303	3,375	(72)	-2.1%

Diluted Earnings per Common Share	0.40	0.33	0.07	21.2%	0.95	0.97	(0.02)	-2.1%

Return on Average Equity	11.37%	8.91%	N/A	27.6%	9.00%	9.08%	N/A	-0.9%

President’s Statement

Mid Penn’s earnings for the third quarter of 2013 were strong in comparison to the same period in 2012.  Loans outstanding have increased 9.6% year over year, rebounding nicely from the slow start earlier in the year.  The protracted low rate environment challenges our net interest income; however, we witnessed increases in interest income during the three and nine months ended September 30, 2013, compared with the same periods in 2012.  This is primarily due to strong loan growth and improving cost of funds during these periods.  The provision for loan and lease losses is reflective of specific issues, as well as growth in the portfolio.

We have had positive resolutions of some troubled assets during the quarter, and controllable expenses are being diligently managed.  We continue to have a positive outlook for the Bank’s earnings and growth prospects for the remainder of the year.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock, our twelfth consecutive quarter of paying a cash dividend.  The dividend is payable November 25, 2013 to shareholders of record November 6, 2013.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	The effects of future economic conditions on Mid Penn and its customers;
•	Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	Future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;
•	Possible impacts of the capital and liquidity requirements proposed by the Basel III standards and other regulatory pronouncements, regulations and rules;
•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	The effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	Technological changes;
•	Acquisitions and integration of acquired businesses;
•	The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	Acts of war or terrorism;
•	Volatilities in the securities markets; and
•	Slow economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.